EXHIBIT 12

                                 CATERPILLAR FINANCIAL SERVICES CORPORATION

     Statement Setting Forth Computation of Ratio of Profit to Fixed
                              Charges
                       (Dollars in millions)


                                                               Years ended
     December 31,

                                                     1993        1992
         1991

     Income before cumulative effect of

       change in accounting for income taxes       $ 37.8      $ 34.0
       $ 28.5
     Add:
       Provision for income taxes                    21.3        17.6
         14.4


     Deduct:
       Equity in profit of partnerships               1.6         1.7
          1.8

     Profit before taxes                           $ 57.5      $ 49.9
       $ 41.1

     Fixed charges:
       Interest on borrowed funds                  $173.1      $174.4
       $176.3
       Rentals - at computed interest*                1.2         1.0
          1.3
     Total fixed charges                           $174.3      $175.4
       $177.6

     Profit before taxes plus fixed charges        $231.8      $225.3
       $218.7

     Ratio of profit before taxes plus fixed
       charges to fixed charges                      1.33        1.28
         1.23



     *Those portions of rent expense that are representative of interest cost.